Filed Pursuant to Rule 424(b)(5)
                                             Registration No. 33-52435
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 2, 1994)
$150,000,000

PUBLIC SERVICE ELECTRIC AND GAS COMPANY

First and Refunding Mortgage Bonds, 6 1/4% Series WW due 2007

The New Bonds will mature on January 1, 2007 and will bear interest from January 1, 1996, at the rate of 6 1/4% per annum, payable semi-annually on January 1 and July 1, commencing July 1, 1996. The New Bonds are subject to optional redemption on not less than 30 days notice either as a whole or in part at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the New Bonds and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 10 basis points. In addition, the New Bonds are subject to mandatory redemption in certain cases on not less than 30 days notice at 100% of the principal amount thereof. See "Certain Terms of the New Bonds--Redemption Provisions" herein and "Description of the New Bonds" in the accompanying Prospectus.

Application will be made to list the New Bonds on the New York Stock Exchange. Listing will be subject to meeting the requirements of such Exchange, including those related to distribution.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                                     PRICE TO        UNDERWRITING    PROCEEDS TO
                                                     PUBLIC(1)       DISCOUNT        COMPANY(1)(2)

Per New Bond......................................   99.214%         .517%           98.697%
Total.............................................   $148,821,000    $775,500        $148,045,500

--------------------------------------------------------------------------------
(1) Plus accrued interest from January 1, 1996.
(2) Before deduction of expenses payable by the Company estimated at $135,000.

The New Bonds are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the New Bonds will be delivered on or about January 30, 1996.

SALOMON BROTHERS INC
     CHASE SECURITIES, INC.
          CHEMICAL SECURITIES INC.
               DAIWA SECURITIES AMERICA INC.
                  DILLON, READ & CO. INC.
                       DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                          FIRST UNION CAPITAL MARKETS CORP.
                              NATWEST CAPITAL MARKETS LIMITED
                                  PAINEWEBBER INCORPORATED
                                      PRUDENTIAL SECURITIES INCORPORATED
The date of this Prospectus Supplement is January 23, 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW BONDS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                 --------------

    Public Service Electric and Gas Company ("Company") is offering with this Prospectus Supplement and accompanying Prospectus $150,000,000 principal amount of its First and Refunding Mortgage Bonds, 6 1/4% Series WW due 2007 ("New Bonds"). The Company is also offering $200,000,000 principal amount of its First and Refunding Mortgage Bonds, 6 3/4% Series VV due 2016 ("Series VV Bonds"). Each offering is a separate transaction and is not contingent on the other offering.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed pursuant to the Securities Exchange Act of 1934 ("1934 Act").

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, filed pursuant to the 1934 Act.

        3. The Company's Current Reports on Form 8-K dated June 13, 1995, July 19, 1995, October 17, 1995, December 12, 1995 and January 19, 1996, filed pursuant to the 1934 Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the New Bonds shall be deemed to be incorporated by reference in this Prospectus Supplement and Prospectus and to be a part hereof and thereof from the date of filing of such documents.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus Supplement and Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus Supplement and Prospectus, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies should be directed to the Director--Investor Relations, Public Service Electric and Gas Company, 80 Park Plaza, T6B, P.O. Box 570, Newark, New Jersey 07101 (telephone (201) 430-6503).

                                USE OF PROCEEDS

    The Company will apply the net proceeds from the sale of the New Bonds and Series VV Bonds, together with other funds of the Company, to the defeasance in substance of the Company's outstanding First and Refunding Mortgage Bonds of the 8 3/4% Series EE due 2021 ("Series EE Bonds") and the 8 3/4% Series HH due 2022 ("Series HH Bonds"). Such proceeds and other funds will be used to purchase and deposit with an escrow agent a portfolio of U.S. Treasury securities with income and maturity characteristics sufficient to service the outstanding Series EE Bonds and Series HH Bonds to and including their respective first optional redemption dates (November 1, 1996 for the Series EE Bonds and February 1, 1997 for the Series HH Bonds). At each such first optional redemption date, the escrow agent will provide the Trustee (as defined below) with funds sufficient to pay remaining principal amounts, accrued interest and redemption premiums of such bonds. There are currently outstanding $192,500,000 aggregate principal amount of Series EE Bonds and $131,558,000 aggregate principal amount of Series HH Bonds.

                                COVERAGE RATIOS

    The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

        YEARS ENDED DECEMBER 31,
----------------------------------------
1991     1992     1993     1994     1995
-----    ----     ----     ----     ----
3.20     2.70     3.30     3.35     3.24

    The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which have been added fixed charges and taxes based on income of the Company and its subsidiaries. Fixed charges consist of interest charges and an interest factor in rentals.

                         CERTAIN TERMS OF THE NEW BONDS

    The following supplemental information concerning the New Bonds should be read in conjunction with the statements under "Description of the New Bonds" in the accompanying Prospectus.

INTEREST, MATURITY AND PAYMENT

    The New Bonds will mature on January 1, 2007 and will bear interest at the rate shown on the cover of this Prospectus Supplement, payable January 1 and July 1, commencing July 1, 1996. Principal and interest will be payable, and transfers and exchanges of the New Bonds may be made, at the corporate trust office of First Chicago Trust Company of New York, in New York, N.Y., or at the principal corporate trust office of First Union National Bank (formerly, First Fidelity Bank, National Association) ("Trustee") in Newark, N.J.

REDEMPTION PROVISIONS

    The New Bonds are subject to redemption at any time on not less than 30 days notice by mail prior to maturity either as a whole or in part at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the New Bonds and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 10 basis points, plus accrued interest thereon to the date of redemption.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Bonds.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such third business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee is unable to obtain four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so obtained.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company and acceptable to the Trustee.

    "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer in New York City (a "Primary Treasury Dealer") selected by the Company and acceptable to the Trustee.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

    In certain cases, the New Bonds will also be subject to mandatory redemption prior to maturity at any time on not less than 30 days notice by mail (provided there are no Bonds that can be purchased or redeemed at a lower price and provided any such redemption is pro rata with all other Bonds with the same redemption price) by the application of proceeds of released property or certain other money held by the Trustee upon payment of 100% of the principal amount thereof. See "Description of the New Bonds--Release and Substitution of Property" in the accompanying Prospectus.

    There will be no sinking or improvement fund for the New Bonds.

                                  UNDERWRITING

    The Underwriters named below ("Underwriters") have severally agreed to purchase the respective principal amounts of the New Bonds set forth below from the Company. The Purchase Agreement provides that the several obligations of the Underwriters are subject to certain conditions as therein set forth.
The Underwriters will be obligated to purchase all the New Bonds if any New Bonds are purchased.


                                                                PRINCIPAL
    NAME                                                          AMOUNT
   -----                                                        ---------
------------------------------------------------------------   ------------
Salomon Brothers Inc........................................   $ 15,000,000
Chase Securities, Inc. .....................................     15,000,000
Chemical Securities Inc. ...................................     15,000,000
Daiwa Securities America Inc. ..............................     15,000,000
Dillon, Read & Co. Inc. ....................................     15,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.........     15,000,000
First Union Capital Markets Corp. ..........................     15,000,000
NatWest Capital Markets Limited.............................     15,000,000
PaineWebber Incorporated....................................     15,000,000
Prudential Securities Incorporated..........................     15,000,000
                                                               ------------
        Total...............................................   $150,000,000
                                                               ------------
                                                               ------------

    The Company has been advised by the Underwriters that they propose to make a public offering of the New Bonds at the public offering price set forth on the cover page of this Prospectus Supplement; that the Underwriters may allow to certain dealers a concession from the public offering price not in excess of.40% of the principal amount; that the Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% to certain other dealers; and that after the initial public offering, the public offering price and concessions may be changed.

    The New Bonds are a new issue of securities with no established trading market. The Underwriters may, but are not obligated to, make a market in the New Bonds and may discontinue any such market making at any time without notice. No assurance can be given as to the existence or liquidity of any trading market for the New Bonds.

    Affiliates of certain of the Underwriters have engaged and in the future may engage in commercial banking transactions with and/or provide commercial banking services to the Company and its affiliates. In addition, First Union Capital Markets Corp. is an affiliate of the Trustee.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to certain payments which the Underwriters may be required to make in respect thereof.

PROSPECTUS

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                       FIRST AND REFUNDING MORTGAGE BONDS

                              -------------------

    This Prospectus is to be used by Public Service Electric and Gas Company (the "Company") in connection with its sale from time to time in one or more series of not more than $800,000,000 principal amount of its First and Refunding Mortgage Bonds. Such First and Refunding Mortgage Bonds will be offered for sale pursuant to the competitive bidding procedures set forth in the Company's Statement of Terms and Conditions Relating to Bids for such First and Refunding Mortgage Bonds, copies of which are available from the Company. The principal amount of such First and Refunding Mortgage Bonds to be issued after a bidding therefor is referred to herein as the "New Bonds".

    Pursuant to said Terms and Conditions, at least twenty-four hours prior to the time designated for the opening of bids for each series of New Bonds by the Company, the Company will notify prospective bidders or, in the case of a group of bidders, the representative of the group, in writing of (1) the date and time for the receipt of bids, (2) whether bids will be received in writing, by telephone confirmed in writing, or either in writing or by telephone confirmed in writing, (3) the principal amount of such New Bonds, (4) the series designation of such New Bonds, (5) the minimum and maximum percentages of principal amount which may be specified in the bid as the purchase price for the New Bonds, (6) the term of such New Bonds, which shall not be less than one year nor more than 40 years, (7) the terms and conditions upon which such New Bonds may be redeemed, either at the option of the Company, pursuant to any sinking or improvement fund for the New Bonds, or otherwise, and (8) such other provisions as may be necessary or desirable to establish the terms and conditions of such New Bonds and the terms of bidding therefor. Thereafter, the Company may also notify such bidders or representative, orally, confirmed in writing, not less than 30 minutes prior to the time designated for receiving bids, of any reduced principal amount of New Bonds for which the Company may elect to receive bids.

    The specific designation, aggregate principal amount, purchase price, maturity date, times of payment of interest, and redemption or other particular terms of each series of New Bonds will be set forth in an accompanying Prospectus Supplement.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE
                   CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 2, 1994.

                             AVAILABLE INFORMATION

    Public Service Electric and Gas Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 500 West Madison Street, Chicago, Illinois and Seven World Trade Center, New York, New York. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Such material can also be inspected at the New York Stock Exchange, Inc. where certain of the Company's securities are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993, filed pursuant to the 1934 Act.

        2. The Company's Current Report on Form 8-K dated January 21, 1994, filed pursuant to the 1934 Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the New Bonds shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to the Director--Investor Relations, Public Service Electric and Gas Company, 80 Park Plaza, T6B, P. O. Box 570, Newark, New Jersey 07101, telephone
(201) 430-6503.

                                  THE COMPANY

    The Company is an operating public utility company, providing electric and gas service in areas of New Jersey in which about 70% of its population resides. The Company is the principal subsidiary of Public Service Enterprise Group Incorporated ("Enterprise"), which owns all of the Company's common stock.

    The Company's service area is a corridor of approximately 2,600 square miles running diagonally across the State of New Jersey from Bergen County in the northeast to an area below the City of Camden in the southwest. The territory is heavily populated and includes New Jersey's six largest cities and many residential communities as well as commercial and industrial areas. The Company's executive offices are located at 80 Park Plaza, P. O. Box 570, Newark, New Jersey 07101-0570, telephone (201) 430-7000.

                                USE OF PROCEEDS

    The net proceeds from the sale of the New Bonds will be added to the general funds of the Company and will be used for general corporate purposes, including the refunding and redemption of certain of its higher cost and maturing debt obligations, the reimbursement of its treasury for funds expended therefor and/or the payment of its short-term obligations incurred for such purposes.

                                COVERAGE RATIOS

    The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

        YEARS ENDED DECEMBER 31,
----------------------------------------
1989     1990     1991     1992     1993
----     ----     ----     ----     ----
3.21     3.10     3.20     2.70     3.30

    The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income, to which have been added fixed charges and taxes based on income of the Company and its subsidiaries. Fixed charges consist of interest charges and an interest factor in rentals.

                          DESCRIPTION OF THE NEW BONDS

    The New Bonds are to be issued under and secured by the indenture (the "First and Refunding Mortgage") dated August 1, 1924, between the Company and First Fidelity Bank, National Association, (formerly Fidelity Union Trust Company), as Trustee (the "Trustee"), as amended and supplemented by the eighty-three supplemental indentures now in effect and by the proposed supplemental indentures to be dated the first day of the month in which each series of the New Bonds are issued (the "New Supplements") providing for the New Bonds, which indenture and supplemental indentures are hereinafter collectively called the "Mortgage" and are filed as Exhibits 4a(1) through 4a(85) to the Registration Statement. The following statement includes brief summaries of certain provisions of the Mortgage. For a complete statement of such provisions reference is made to the above-mentioned Exhibits, and to the particular Articles and Sections of the First and Refunding Mortgage and of certain supplements. Bonds issued or issuable under the Mortgage are hereinafter sometimes called "Bonds". A copy of the Mortgage including a proposed New Supplement may be inspected at the office of the Trustee at 765 Broad Street, Newark, New Jersey or at the office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C.

    The New Bonds will be issuable only in fully registered form in denominations of $1,000 and any multiple thereof. The New Bonds will be transferable, and the several denominations thereof will be exchangeable for New Bonds of other authorized denominations, upon compliance with the applicable provisions of the Mortgage. No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

    The Mortgage does not contain any covenant or other provision that specifically is intended to afford holders of the New Bonds special protection in the event of a highly leveraged transaction.

INTEREST, MATURITY AND PAYMENT

    See the accompanying Prospectus Supplement.

REDEMPTION

    See the accompanying Prospectus Supplement.

LIEN AND SECURITY

    The New Bonds will be secured by the lien of the Mortgage equally and proportionately with all other Bonds. The Mortgage is a first lien on all the property and franchises of the Company now owned or hereafter acquired (except cash, accounts and bills receivable, merchandise bought, sold or manufactured for sale in the ordinary course of business, stocks, bonds or other corporate obligations or securities, other than those now or hereafter specifically pledged thereunder, not acquired with the proceeds of Bonds) (the effectiveness of the after-acquired property clause being subject to certain possible exceptions under New Jersey law which are not regarded by the Company as of practical importance), subject only (i) to liens for taxes, assessments and governmental charges and other liens, encumbrances, and rights, none of which liens, encumbrances or rights, in the opinion of the Company, materially affects the use of the mortgaged property or the value thereof as security for the Bonds, (ii) to the lien of the Trustee for compensation, expenses and indemnity to which it may be entitled under the Mortgage, and (iii) as to after-acquired property, to encumbrances, if any, existing thereon at the time of acquisition.

    Under New Jersey law, the State of New Jersey owns in fee simple for the benefit of the public schools all lands now or formerly flowed by the tide up to the mean high-water line, unless it has made a valid conveyance of its interest in such property. In 1981, because of uncertainties raised as to possible claims of State ownership, the New Jersey Constitution was amended to provide that lands formerly tidal-flowed, but which were not then tidal-flowed at any time for a period of forty years, were not subject to State claims unless the State specifically defined and asserted a claim within the one year perod ending November 2, 1982. As a result, the State published maps of the eastern (Atlantic) coast of New Jersey depicting claims to portions of many properties, including certain properties owned by the Company. The Company believes it has good title to such properties and will vigorously defend its title, or will obtain such grants from the State as may ultimately be required. The cost to acquire any such grants may be covered by title insurance policies. Assuming that all of such State claims were determined adversely to the Company, they would relate to land, which, together with the improvements thereon, would amount to less than 1% of net utility plant. No maps depicting State claims to property owned by the Company on the western (Delaware River) side of New Jersey were published within the one year period mandated by the Constitutional Amendment. Nevertheless, the Company believes it has obtained all necessary grants from the State for its improved properties along the Delaware River.

    The after-acquired property clause may not be effective as to property acquired subsequent to the filing of a petition with respect to the Company under the Federal Bankruptcy Code.

    The property of the Company subject to the lien of the Mortgage consists principally of its electric generating facilities, transmission lines, distribution lines, switching stations and substations, and its gas production plants and gas distribution facilities, and includes the Company's undivided interests as a tenant in common without right of partition in jointly-owned electric generating and gas production facilities and electric transmission lines.

ISSUANCE OF ADDITIONAL BONDS

    Additional Bonds may be authenticated and delivered in a principal amount not exceeding 60% of the cost or fair value to the Company (whichever is less) of additions or permanent improvements to the mortgaged property within 250 miles of Newark, New Jersey, after deducting the cost of property permanently abandoned and the difference between the cost and the net amount realized on the sale of property sold at a price to net less than half of its cost; but only if the net earnings of the Company (before income taxes, amortization of debt discount and expense, and fixed charges), for twelve consecutive months within the fifteen months preceding the application for the authentication of such additional Bonds, shall have been at least twice the fixed charges of the Company, including interest on the Bonds applied for. As of July 1, 1993, additions or improvements against which Bonds may be authenticated amounted to $4,300,946,619. No additional Bonds may be authenticated and delivered on the basis of the Company's 22.84% undivided interest in the Keystone Generating Station and 22.5% undivided interest in the Conemaugh Generating Station (both in western Pennsylvania) because such stations are not within 250 miles of Newark, New Jersey. The principal amount of additional Bonds which may be issued on account of the acquisition of property subject to prior liens is that amount which might be issued if there were no such liens, less the principal amount of obligations secured by such liens and not then deposited with the Trustee.

    Additional Bonds may also be authenticated and delivered under the Mortgage from time to time, in a principal amount equal to the principal amount of Bonds (excluding Bonds retired through a sinking fund or by the application of the proceeds of released property) or certain prior debt bonds purchased, paid, refunded, or retired by the Company and deposited with the Trustee, upon such deposit.

    Additional Bonds may also be issued (a) in a principal amount not exceeding the amount of cash deposited by the Company with the Trustee, to be subsequently withdrawn on account of additions or improvements or as otherwise permitted by the Mortgage, upon compliance with the conditions which, at the time of withdrawal, would authorize the authentication of Bonds in an amount equal to the cash withdrawn, or (b) in a principal amount not exceeding the principal amount of matured or maturing Bonds or prior debt bonds, to provide for the payment or purchase thereof, within 12 months before maturity (including a maturity resulting from a call for redemption) or at or after maturity, provided that cash equal to the principal amount of the Bonds so issued is simultaneously deposited with the Trustee in exchange therefor.

    The New Bonds will be issued under the above provisions.

MAINTENANCE AND DEPRECIATION PROVISIONS

    The Company must maintain the useful physical property subject to the Mortgage in good and businesslike working order and condition and make all needful and proper repairs, replacements, and improvements thereto. It must also maintain a reserve for renewals and replacements, reasonable according to the current standard practice of gas and electric utility companies or as approved or fixed by the Board of Regulatory Commissioners of the State of New Jersey.

    The New Supplements will contain no maintenance provisions with respect to the New Bonds.

DIVIDEND RESTRICTIONS

    So long as there remain outstanding any of the New Bonds or any of the Bonds of any series now outstanding (other than the Bonds of the 5% Series due 2037 and the 8% Series due 2037), the Company may not pay any dividend on its common stock other than dividends payable in such stock, or make any other distribution thereon or purchase or otherwise acquire for value any such stock if such action would reduce its earned surplus below $10,000,000 less all amounts on the books of the Company on December 31, 1948, which shall have been thereafter required to be removed therefrom by charges to earned surplus pursuant to any order or rule of any regulatory body thereafter entered.

AMENDMENT OF MORTGAGE

    The Mortgage may be modified by the Company and the Trustee with the consent of the holders of 85% in principal amount of the Bonds then outstanding (as defined in the Mortgage for such purposes), including, if the modification affects less than all series of Bonds outstanding, the holders of 85% in principal amount of the outstanding Bonds of each series affected. No such change, however, may alter the interest rate, redemption price or date, maturity date, or amount payable at maturity of any outstanding Bond or conflict with the Trust Indenture Act of 1939 as then in effect.

RELEASE AND SUBSTITUTION OF PROPERTY

    Cash proceeds of released property held by the Trustee (i) may be paid to the Company to reimburse it for the full cost or fair value, whichever be less, of additions or improvements permitted under the Mortgage to be used as the basis for the issuance of additional Bonds, without any net earnings requirement; (ii) may be paid to the Company in an amount equal to the principal amount of Bonds or certain prior debt bonds purchased, paid, refunded, or retired by the Company and deposited with the Trustee; (iii) may be invested in obligations of the United States; or (iv) may be utilized by the Trustee for the purchase or redemption of Bonds at the lowest prices obtainable. The Trustee must release pledged prior debt bonds of any issue if all prior debt bonds of such issue have been pledged and there is no lien on any of the mortgaged property senior to the lien of the Mortgage but junior to the lien of the prior debt bonds to be released. The Trustee must release franchises surrendered and structures removed or abandoned by the Company pursuant to a legal requirement or an agreement with a state or political subdivision thereof.

    Certain additional provisions as to the release of property are referred to above under Issuance of Additional Bonds and Maintenance and Depreciation Provisions.

DEFAULTS

    The following constitute events of default under the Mortgage: (i) default in the payment of the principal of any Bonds or prior debt bonds; (ii) default, continued for three months, in the payment of interest on any Bonds or in the payment of any installment of any sinking fund provided for any series of Bonds; (iii) default, continued for three months after written notice to the Company from the Trustee or the holders of 5% in principal amount of the outstanding Bonds, in the observance or performance of any other covenant or condition in the Mortgage; and (iv) the adjudication of the Company as a bankrupt, the appointment of a receiver for the Company or its property or the approval of a petition for the reorganization of the Company under the Federal Bankruptcy Code, if no appeal from such action is taken within 30 days, or on the same becoming final. The Mortgage does not require the Company to furnish to the Trustee any periodic evidence as to the absence of default or as to compliance with the terms of the Mortgage.

    The holders of 25% in principal amount of the Bonds then outstanding (or a majority in principal amount of the Bonds of any series in default, if default occurs in payments due with respect to Bonds of less than all series) may require the Trustee to take all steps needful for the protection and enforcement of the rights of the Trustee and of the holders of Bonds. The holders of 76% in principal amount of the Bonds then outstanding have the right to direct and control the action of the Trustee in any judicial or other proceedings to enforce the Mortgage.

    If a default in the payment of principal, interest or sinking fund installment affects exclusively the Bonds of one or more series, the holders of a majority of the outstanding Bonds of the series so affected may require the Trustee to accelerate the maturity of such Bonds and also may require the Trustee to take other action for the protection of such bondholders.

CERTIFICATE OF COMPLIANCE

    Pursuant to the provisions of the Trust Indenture Act of 1939, as amended, the Company is required to certify to the Trustee, not less than annually, the Company's compliance with all conditions and covenants under the Mortgage.

CONCERNING THE TRUSTEE

    First Fidelity Bank, National Association, Trustee and a paying agent under the Mortgage, is a subsidiary of First Fidelity Bancorporation. The Company also maintains other normal banking relationships with First Fidelity Bank, National Association.

    E. James Ferland, Chairman of the Board, President and Chief Executive Officer of Enterprise, and Chairman of the Board and Chief Executive Officer of the Company, is a director of First Fidelity Bancorporation and of First Fidelity Bank, National Association.

                              PLAN OF DISTRIBUTION

    The Company will sell each series of the New Bonds through the competitive bidding procedures set forth in the Company's Terms and Conditions Relating to Bids for the New Bonds (the "Terms and Conditions") filed as Exhibit 1a to the Registration Statement. Notice of the bidding for the New Bonds will be provided, in accordance with the Terms and Conditions, to prospective bidders or, in the case of a group of bidders, to the representative of the group, who have notified the Company that they intend to submit a bid and wish to be provided notice of the time and date of bidding.

    Upon the acceptance of a bid for each series of the New Bonds, a Purchase Agreement, substantially in the form of Exhibit 1b to the Registration Statement, will become effective providing for the issuance and sale of such New Bonds pursuant to a firm commitment underwriting on the terms set forth therein. The purchase price of each series of the New Bonds and the proceeds to the Company from such sale and the terms of any re-offering of such New Bonds, including the name or names of any underwriters, any underwriting discounts and other terms constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers will be set forth in an accompanying Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The form of Purchase Agreement provides that the consummation of the purchase of each series of the New Bonds will be subject to certain conditions precedent and that the Company will indemnify each underwriter or purchaser for certain civil liabilities, including liabilities under the Securities Act of 1933 (the "1933 Act").

                                 LEGAL OPINIONS

    The legality of the New Bonds will be passed on for the Company by James T. Foran, Esq., General Corporate Counsel, or R. Edwin Selover, Esq., Senior Vice President and General Counsel, of the Company, who may rely on the opinion of Ballard Spahr Andrews & Ingersoll, of Philadelphia, Pennsylvania, as to matters of Pennsylvania law. Brown & Wood, of New York, New York, will pass on the legality of the New Bonds for the Underwriters and may rely on the opinion of Counsel of the Company as to matters of New Jersey law and on the opinion of Ballard Spahr Andrews & Ingersoll as to matters of Pennsylvania law.

                                    EXPERTS

    Mr. Foran has reviewed the statements in this Prospectus as to the lien of the Mortgage securing the New Bonds under Description of the New Bonds--Lien and Security (except insofar as they relate to the lien of the Mortgage on property of the Company located in Pennsylvania). Such statements insofar as they relate to the lien of the Mortgage on property of the Company located in Pennsylvania have been reviewed by Ballard Spahr Andrews & Ingersoll of Philadelphia, Pennsylvania. The statements as to liens and encumbrances on the property of the Company are based in part on title insurance policies and reports and searches obtained from companies engaged in the business of insuring title to real estate in New Jersey and from a company engaged in the business of insuring title to real estate in Pennsylvania, and on certificates or opinions of local counsel in Pennsylvania deemed by Ballard Spahr Andrews & Ingersoll to be reliable and competent. All the statements made or referred to in this paragraph, as to matters of law and legal conclusions, are made in reliance on the authority of Mr. Foran and of Ballard Spahr Andrews & Ingersoll, respectively, as experts.

    The consolidated financial statements, the consolidated financial statement schedules and selected financial data incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K have been so incorporated in reliance on the report of Deloitte & Touche, independent auditors, given upon the authority of that firm as experts in accounting and auditing.

NO DEALER, PERSON OR OTHER INDIVIDUAL HAS         $150,000,000
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATIONS OTHER THAN
THOSE CONTAINED OR INCORPORATED BY REFERENCE      PUBLIC SERVICE ELECTRIC
IN THIS PROSPECTUS SUPPLEMENT OR THE              AND GAS COMPANY
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE        FIRST AND REFUNDING
RELIED UPON AS HAVING BEEN AUTHORIZED BY          MORTGAGE BONDS,
THE COMPANY OR THE UNDERWRITERS.  THIS            6 1/4% SERIES WW DUE 2007
PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO
NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-
TION OF AN OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY IN ANY JURISDICTION TO ANY PER-
SON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER IN SUCH JURISDICTION. NEITHER THE DELIV-
ERY OF THIS PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN
THE AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
TO ITS DATE.


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            TABLE OF CONTENTS                       [PSE&G LOGO]

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT

Incorporation of Certain Documents
  by Reference......................    S-2     SALOMON BROTHERS INC
Use of Proceeds.....................    S-3     CHASE SECURITIES, INC.
Coverage Ratios.....................    S-3     CHEMICAL SECURITIES INC.
Certain Terms of the New Bonds......    S-3     DAIWA SECURITIES AMERICA INC.
Underwriting........................    S-5     DILLON, READ & CO. INC.

                PROSPECTUS                      DONALDSON, LUFKIN & JENRETTE
                                                   SECURITIES CORPORATION
Available Information...............      2
Incorporation of Certain Documents              FIRST UNION CAPITAL MARKETS
  by Reference......................      2      CORP.
The Company.........................      3     NATWEST CAPITAL MARKETS LIMITED
Use of Proceeds.....................      3     PAINEWEBBER INCORPORATED
Coverage Ratios.....................      3     PRUDENTIAL SECURITIES
Description of the New Bonds........      3       INCORPORATED
Plan of Distribution................      7
Legal Opinions......................      8     PROSPECTUS SUPPLEMENT
Experts.............................      8     DATED JANUARY 23, 1996